                                     Registration No.333-109182 424 (b)(3)

                                     Pricing Supplement No:399 Cusip:14912L2M2

                                     Dated: January 27, 2005

     Caterpillar Financial Services Corporation

             Medium-Term Notes, Series F

                    (Fixed Rate)

    With Maturities of 9 Months or More from Date of Issue

Interest payable each February 17 and August 17 and at Maturity

Principal Amount:       Interest Rate:                Proceed Amount:

$300,000,000                4.75%                      $297,714,000

Original Issue Date:    Commission Fee:               Maturity Date:

02/03/05                 $1,425,000                     02/17/15

Dealer:

Citigroup Global Markets Inc.  ($100 mm)  * Bill and Deliver $300M

(DTC #274)

Banc of America Securities LLC ($100 mm)

Barclays Capital  ($100 mm)

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars                (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                        Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                            N/A

The Note is a:                                        Exchange Rate Agent          X Global Note                                     (if other than First

        Certificated Note                                Trust New York): N/A         (only applicable if

       Specified Currency

       is other than U.S. dollars)

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                       Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                         aggregate principal

                         amount):  99.713%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates):

N/A

Interest Rate Reset Option:  _ Yes    X No

Optional Reset Dates (only applicable if option to reset interest rate):  N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option:  _ Yes    x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

     The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change.  Prior to the date of this Pricing Supplement, $4,645.00 mm principal amount of the Notes had been sold at interest rates then in effect.

                       _________________________________

      Pricing Supplement to Prospectus Supplement dated November 06, 2003 and Prospectus dated October 15, 2003